Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-167593
February 3, 2011

FWP
NOTICE

The Teucrium Commodity Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the Teucrium Commodity Trust has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, a copy of the prospectus may be obtained at http://www.teucriumnagsfund.com/pdfs/corn-prospectus/pdf or by calling toll-free (877) 376-0082.

On February 1, 2011, ETF Trends published an article including information from an interview with Sal Gilbertie, President of Teucrium Trading, LLC, entitled “Teucrium Launches Natural Gas ETF.”  A copy of the article is set forth below.

ETF Trends is a website focusing on information for the ETF industry.    It is owned by Global Trends Investments. ETF Trends and Global Trends Investments are wholly unaffiliated with Teucrium Trading, LLC, the Teucrium Commodity Trust, and the Teucrium Natural Gas Fund, and neither Teucrium Trading, LLC, the Teucrium Commodity Trust, nor the Teucrium Natural Gas Fund has made any payment to ETF Trends or Global Trends Investments or given any consideration in connection with the article below or any other matter published by these entities concerning Teucrium Trading, LLC, the Teucrium Commodity Trust, or the Teucrium Natural Gas Fund.

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Teucrium Launches Natural Gas ETF
February 1st at 6:00 am by Tom Lydon

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Teucrium, the exchange traded fund (ETF) provider behind Teucrium Corn (NYSEArca: CORN) is out with its next fund: a natural gas ETF based on a strategy that mitigates the corrosive effects of contango.

•	Teucrium Natural Gas (NYSEArca: NAGS) is built around a benchmark Teucrium created that’s specific to natural gas.
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Teucrium co-founder and President Sal Gilbertie – a former natural gas trader himself – explains that the fund is 25% each of four futures contracts: March, April, October and November. Those months are otherwise known as “shoulder months,” when demand has the potential to make a big move in one direction or another.

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Focusing the fund on those months has the potential to give natural gas investors some big benefits, while addressing a couple of the recent issues concerning commodity funds that have cropped up in recent years.

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The first is that the Commodity Futures Trading Commission (CFTC) investigated the role, if any, of futures-based ETFs in moving the prices of their underlying markets. The inquiry came as a result of the record run-up in oil prices in 2008, but no conclusive answer was ever really found.

•	More recent scrutiny has centered around the role of contango – when the spot price is lower than the futures price – in the performance of commodity funds.
•	Teucrium deals with the pricing and contango issues that often plague other futures-based ETFs by avoiding trading the spot month altogether.
•	“We don’t ever want to be in any discussion on whether they’re going to affect prices. If you avoid spot, that’s where the effect is the most extreme,” Gilbertie says.
•	Structuring a fund around the shoulder months keeps a lid on portfolio turnover. Only 25% of the portfolio is rolled four times a year, limiting turnover to 100%.
•	If you’re rolling the spot contract, Gilbertie says, turnover rockets up to 1,200%, since you need to roll every month.
•	The Future of Natural Gas
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Although Teucrium doesn’t make pricing forecasts – they only provide products that give investors the ability to act on their own sentiments – Gilbertie’s opinion about the natural gas market is that it’s in oversupply and has been for some time.

•	“You’ve got horizontal drilling technologies that are so vastly improved in the last few years, you have efficiencies in production and a really good supply,” he says.
•	Unfortunately, that efficiency has resulted in a flood of natural gas that has pushed the market into a weakened cycle.
•	“I liken it to the 1990s: so much natural gas came out and prices came down, but then demand skyrocketed.”
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Although the launch of the natural gas fund and other ETFs is dictated by a provider’s ability to meet  the various regulatory requirements on the way to approval, Gilbertie believes that this is a perfect time to bring such a fund to market.

•	“Assets tend to flow in when we’re in a down cycle,” he says. On top of that, a down market will give investors time to watch NAGS and see how it works.